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                                                                   EXHIBIT 4(d)



KEMPER INVESTORS LIFE INSURANCE COMPANY
1 KEMPER DRIVE, LONG GROVE, IL 60049-0001

ENDORSEMENT

This Endorsement forms a part of the certificate to which it is attached. The certificate is amended as follows in order to permit subsequent purchase payments.

DESCRIPTION OF PRODUCT

All references in the certificate to "Group Single Premium Modified Guaranteed and Variable Deferred Annuity" are deleted and replaced with "Group Flexible Modified Guaranteed and Variable Deferred Annuity."

PURCHASE PAYMENT PROVISIONS

The first paragraph under PURCHASE PAYMENT PROVISIONS, on page 3 of your certificate, is amended to read as follows:

     PURCHASE PAYMENT -- The minimum initial purchase payment accepted by the Company on behalf of the owner is $5,000. The minimum subsequent purchase payment is $5,000; except subsequent purchase payments of $2,000 will be accepted for an Individual Retirement Annuity. The maximum purchase payment accepted by the Company on behalf of the owner without prior Company approval is 1,000,000 or the maximum permitted for the qualified plan.

TRANSFER AND WITHDRAWAL PROVISIONS

The following is inserted as the second paragraph following WITHDRAWAL CHARGE on page 6 of your certificate under TRANSFER AND WITHDRAWAL PROVISIONS:

     The Withdrawal/Early Annuitization Charge Table shall be applied based on the number of certificate years elapsed since the certificate year in which a purchase payment is made. All purchase payments in a given certificate year and all related accumulations are totaled by account and each total is used separately in computing the withdrawal charge. All amounts to be withdrawn and any applicable withdrawal charges will be charged against purchase payments and all related accumulations in the chronological order the Company receives such purchase payments by certificate year.

DEATH BENEFIT PROVISION

Changes are made under AMOUNT OF DEATH BENEFIT to: page 6, third paragraph,
(2); page 6, fourth paragraph, (2); and page 7, last four lines of first paragraph, (2). In all cases the language under (2) is deleted and replaced by the language that follows.

     (2) the "current minimum death benefit value" plus purchase payments minus withdrawals from the sixth certificate anniversary to the date the Company receives due proof of death.

Except as modified herein, all terms and conditions of the certificate remain unchanged.

Signed for the Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.



L-1628 (9/93)

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KEMPER INVESTORS LIFE INSURANCE COMPANY
1 KEMPER DRIVE, LONG GROVE, IL 60049-0001


ENDORSEMENT

This Endorsement forms a part of the certificate to which it is attached.


PURCHASE PAYMENT PROVISIONS

The first paragraph under PURCHASE PAYMENT PROVISIONS, on page 3 of the certificate, is amended to read as follows:

     PURCHASE PAYMENT -- The minimum initial purchase payment accepted by the Company on behalf of the owner is $2,000. The minimum subsequent purchase payment is $500. The maximum purchase payment accepted by the Company on behalf of the owner without prior Company approval is $1,000,000 or the maximum permitted for the qualified plan.


TRANSFER AND WITHDRAWAL PROVISIONS

The third paragraph under WITHDRAWAL CHARGE, on page 5 of the certificate under TRANSFER AND WITHDRAWAL PROVISIONS, is amended to read as follows:

     A maximum of 15% of the owner's market adjusted value plus separate account value may be withdrawn each certificate year without incurring a withdrawal charge. Any amount withdrawn which is not subject to a withdrawal charge shall be considered a "partial free withdrawal".


Except as modified herein, all terms and conditions of the certificate remain unchanged.

Signed for the Kemper Investors Life Insurance Company at its home office in Long Grove, Illinois.



                     [sig]                        [sig]

                   Secretary                    President



L-1630